NASON YEAGER GERSON

WHITE & LIOCE, P.A.

ATTORNEYS AT LAW

Established in 1960

MICHAEL D. HARRIS	DIRECT DIAL:
(561) 471-3507
E-MAIL ADDRESS:
mharris@nasonyeager.com	FAX NUMBER:
(561) 686-5442

July 21, 2014

Via Email: dan@usell.com

usell.com, Inc.

33 East 33rd Street, Ste. 1101

New York, New York 10016

Attention: Mr. Daniel Brauser, CEO

Re: usell.com, Inc. / Form S-1

Dear Mr. Brauser:

At your request, we have examined the Registration Statement on Form S-1 (the “Registration Statement”) filed by usell.com, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission, in connection with the registration under the Securities Act of 1933 (the “Act”) of:

(A)         up to 1,473,400 units (the “Units”), with each unit consisting of (i) one share of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), and (ii) one-half Warrant exercisable into one of a share of Common Stock to purchase (the “Warrants”), which Units include up to 83,400 shares of Common Stock and 41,700 shares of Common Stock underlying the Warrants that the placement agent in the offering has the option to purchase; and

(B)          a Warrant (the “Representative’s Warrant”) to purchase up to 83,400 Units, which Units include a total of 83,400 shares of common stock and Warrants to purchase 41,700 shares of common stock that the representative of the placement agent in the offering would be able to purchase if the option to purchase additional Units is exercised in full (collectively, the “Representative’s Securities”).

The Units, shares of Common Stock, Warrants, Representative’s Warrant and Representative’s Securities are, collectively, referred to herein as the “Securities.”

The Securities are to be sold by the Company pursuant to a placement agent agreement (the “Placement Agreement”) to be entered into between the Company and the placement agent to be named therein. The form of the Placement Agreement has been filed as Exhibit 1.1 to the Registration Statement. This opinion is being rendered in connection with the filing of the Registration Statement with the Securities and Exchange Commission. All capitalized terms used herein and not otherwise defined shall have the respective meanings given to them in the Registration Statement.

Mr. Daniel Brauser

July 21, 2014

In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinion set forth herein, which included examination of: the Company’s Certificate of Incorporation, Bylaws, each as currently in effect, the form of the Placement Agreement; minutes of meetings and actions by written consent of the Company’s Board of Directors, the financial statements contained in the Prospectus, information supplied by the Company and its stock transfer agent and other information we deemed appropriate for purposes of this opinion. In our examination of documents for purposes of this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

The opinions expressed herein are limited to the General Corporation Law of the State of Delaware, as currently in effect, and we express no opinion as to the effect of any other law of the State of Delaware or the laws of any other jurisdiction.

In connection with our opinions expressed below, we have assumed that, at or prior to the time of the issuance and the delivery of any Securities, the Registration Statement will have been declared effective under the Act, that the Securities will have been registered under the Act pursuant to the Registration Statement and that such registration will not have been modified or rescinded, and that there will not have occurred any change in law affecting the validity of the issuance of such Securities.

Based upon the foregoing, we are of the opinion that the (i) the Units, when issued and sold in accordance with the form of the Placement Agreement most recently filed as an exhibit to the Registration Statement and the Prospectus that forms a part of the Registration Statement (the “Placement Agreement”), will be validly issued, fully paid and non-assessable, (ii) the shares of Common Stock, when issued and delivered by the Company in accordance with the Placement Agreement, will be validly issued, fully paid and non-assessable, (iii) the Warrants, when issued and delivered by the Company in accordance with the Placement Agreement, will constitute binding obligations of the Company in accordance with their terms, (iv) the Warrant Shares, when issued and sold in accordance with the terms and conditions of the Warrants, will be validly issued, fully paid and non-assessable, (v) the Representative’s Warrant, when issued and delivered by the Company in accordance with the Placement Agreement, will constitute a binding obligation of the Company in accordance with its terms, (vi) the shares of Common Stock underlying the Units issuable upon exercise of the Representative’s Warrant, when issued and sold in accordance with the terms and conditions of Representative’s Warrant, will be validly issued, fully paid and non-assessable, (vii) the Warrants underlying the Units issuable upon the exercise of the Representative’s Warrant, when issued and delivered by the Company in accordance with the Representative’s Warrants, will constitute binding obligations of the Company in accordance with their terms, and (viii) the Warrant Shares issuable upon the exercise of the Warrants which are issuable upon the exercise of the Representative’s Warrant, when issued and sold in accordance with the terms and conditions of the Warrants, will be validly issued, fully paid and non-assessable.

We hereby consent to being named in the Registration Statement, to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus that is a part of the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

This opinion is solely for your benefit and may not be relied upon by any person without our prior written consent.

Very truly yours,

/s/ Nason, Yeager, Gerson, White & Lioce, P.A.

Nason, Yeager, Gerson, White & Lioce, P.A.